EXHIBIT 23.1

                        INDEPENDENT ACCOUNTANTS' CONSENT

Board of Directors
Enterprise Bancorp, Inc.

We consent to incorporation by reference in the registration statement on Form S-3 of Enterprise Bancorp, Inc. (the "Company") relating to the offering of shares of common stock pursuant to the dividend reinvestment plan of our report dated January 7, 1999, relating to the consolidated balance sheets of Enterprise Bancorp, Inc. as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, which report is included in the December 31, 1998 annual report on Form 10-KSB of Enterprise Bancorp, Inc. and to the reference to our firm under the heading "Experts" in the Registration Statement.

                                             /s/ KPMG LLP


Boston, Massachusetts
May 24, 1999